EXHIBIT 5

GLOBETECH VENTURES CORP.

(A Development Stage Company)

CONSOLIDATED FINANCIAL STATEMENTS

AS AT DECEMBER 31, 2002

-----INDEX-----

Notice to Reader

Consolidated Balance Sheets

Consolidated Statements of Operations and Deficit

Consolidated Cash Flow Statements

Consolidated Statement of Shareholders’ Equity/(Deficit)

Notes to Consolidated Financial Statements

NOTICE TO READER

I have compiled the interim consolidated balance sheet of Globetech Ventures Corp. as at December 31, 2002, the interim consolidated statement of operations and deficit, the interim consolidated cash flow statement, and the interim consolidated statement of shareholders’ equity/(deficit) for the three months ended from information provided by the Company’s management.  I have not audited, reviewed, or otherwise attempted to verify the accuracy or completeness of such information.  Readers are cautioned that these statements may not be appropriate for their purposes.

“T.A. ST. DENIS & ASSOCIATES INC.”

Certified General Accountant

Vancouver, British Columbia

March 27, 2003

GLOBETECH VENTURES CORP.

(A Development Stage Company)

INTERIM CONSOLIDATED BALANCE SHEETS

AS AT DECEMBER 31, 2002 WITH AUDITED FIGURES AS AT SEPTEMBER 30, 2002

(Unaudited – See Notice to Reader)

	31-Dec-02	30-Sep-02

ASSETS
CURRENT ASSETS
Cash	$ 3,869	$ 1,871
Amounts receivable	-	18,910
Due from related parties (Note 3)	46,022	20,186
Goods and services tax recoverable	5,156	4,947
Prepaid expenses	3,054	3,054

	58,101	48,968
Capital Assets (Notes 2(f) and 4)	5,380	5,799

Total Assets	$ 63,481	$ 54,767

LIABLILITIES AND SHAREHOLDERS’ EQUITY/(DEFICIT)

CURRENT LIABILITIES
Accounts payable and accrued liabilities	$ 169,122	$ 166,961
Due to related parties (Note 3)	124,480	192,743
Loans from related parties (Notes 5 and 8)	562,460	549,834

	856,062	909,538
Deposit	-	36,522

Total liabilities	856,062	946,060

SHAREHOLDERS’ EQUITY/(DEFICIT)
Share Capital (Note 7)	27,873,683	27,873,683
Deficit	(28,666,264)	(28,764,976)

	(792,581)	(891,293)

Total liabilities and Shareholders’ Equity/(Deficit)	$ 63,481	$ 54,767

The accompanying notes are an integral part of these financial statements.

“Dilbagh Gujral”

Dilbagh Gural, Director

“C. Allan Brant”

C. Allan Brant, Director

GLOBETECH VENTURES CORP.

(A Development Stage Company)

INTERIM CONSOLIDATED STATEMENTS OF OPERATIONS AND DEFICIT

FOR THE THREE MONTHS ENDED DECEMBER 31, 2002 AND 2001

(Unaudited – See Notice to Reader)

	3 months ended 31-Dec-02	3 months ended 31-Dec-01

ADMINISTRATION EXPENSES
Accounting and legal	$ 30	$ 705
Amortization	419	593
Automobile	2,308	-
Bank charges	321	73
Financial consulting fees	2,054	19,017
Interest	12,706	8,253
Management fees	7,500	7,500
Office and miscellaneous	5,213	4,601
Project consulting fees	-	14,030
Public relations consulting	-	33,631
Regulatory and transfer agent fees	286	686
Rent	-	5,565
Salaries and benefits	-	5,469
Shareholder communications	-	1,802
Telephone and fax	243	2,399
Trade shows, advertising and conferences	882	8,014
Travel and promotion	599	2,600

TOTAL ADMINISTRATIVE EXPENSES	32,561	114,938

OTHER INCOME/(EXPENSES)
Foreign exchange loss	(57)	(3,033)
Impairment of notes receivable	-	(37,007)
Interest income	8	29
Recovery of subsidiaries (Note 6)	131,322	-

	131,322	(40,011)

NET INCOME/(LOSS) FOR THE PERIOD	98,712	(154,949)

DEFICIT, BEGINNING OF PERIOD	(28,764,976	(28,445,263)

DEFICIT, END OF PERIOD	$ (28,666,264)	$ (28,600,212)

NET INCOME/(LOSS) PER SHARE (Note 2(g))	$ 0.01	$ (0.02)

The accompanying notes are an integral part of these financial statements.

GLOBETECH VENTURES CORP.

(A Development Stage Company)

INTERIM CONSOLIDATED CASH FLOW STATEMENTS

FOR THE THREE MONTHS ENDED DECEMBER 31, 2002 AND 2001

(Unaudited – See Notice to Reader)

	31-Dec-02	31-Dec-01

OPERATING ACTIVITES
Net income/(loss) for the period	$ 98,712	$ (154,949)
Add items not affecting cash
Amortization	419	593

	99,131	(154,356)
Changes in non-cash working capital items:
Goods and services tax receivable	(209)	-
Prepaid expenses	-	(2,811)
Accounts payable and accrued liabilities	2,161	29,389
Accounts receivable	18,910	(699)
Due from related parties	(25,836)	-
Due to related party	(68,263)	59,391

Cash provided/(used) by operating activities	25,894	(72,546)

FINANCING ACTIVITES
Loans from related parties	12,626	-
Deposit	(36,522)	-

Cash provided/(used) by financing activities	(23,896)	-

NET CASH INCREASE/(DECREASE)	1,998	(72,546)

CASH, BEGINNING OF PERIOD	1,871	81,297

CASH, END OF PERIOD	$ 3,869	$ 8,751

The accompanying notes are an integral part of these financial statements.

GLOBETECH VENTURES CORP.

(A Development Stage Company)

INTERIM CONSOLIDATED STATEMENT OF SHAREHOLDERS’ EQUITY/(DEFICIT)

AS AT DECEMBER 31, 2002

(Unaudited – See Notice to Reader)

	Number of Shares	Common Shares Issued and Fully Paid	Deficit Accumulated During the Development Stage	Total

Balance, September 30, 2001	9,489,939	$ 27,873,683	$ (28,445,263)	$ (571,580)

Net loss for the year ended
September 30, 2002	-	-	(319,713)	(319,713)

Balance, September 30, 2002	9,489,939	27,873,683	(28,764,976)	(891,293)

Net income for the three months ended
December 31, 2002	-	-	98,712	98,712

Balance, December 31, 2002	9,489,939	$ 27,873,683	$ (28,666,264)	$ (792,581)

The accompanying notes are an integral part of these financial statements.

GLOBETECH VENTURES CORP.

(A Development Stage Company)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE MONTH PERIOD ENDED DECEMBER 31, 2002

(Unaudited – See Notice to Reader)

1.

NATURE OF BUSINESS AND CONTINUED OPERATIONS

Globetech Ventures Corp. (the “Company”) is incorporated under the laws of the Province of British Columbia, Canada and its principal business activities include the acquiring and developing of mineral properties and the processing of related mineral resources.  During the year ended September 30, 1998 the Company determined that it was not feasible to continue its mineral property operations.  The Company is currently pursuing and evaluating potential business ventures in the hi-tech field.

These interim consolidated financial statements should be read in conjunction with the audited annual financial statements for the year ended September 30, 2002.  The Company applies the same accounting policies and methods in these interim consolidated financial statements as those in the audited financial statements.

2.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

This summary of significant accounting policies is presented to assist the reader in understanding the Company’s financial statements.  The financial statements and notes are representative of the Company’s management which is responsible for their integrity and objectivity:

(a)

Principals of Consolidation

These interim consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries, Sacolco (Pty) Ltd. (“Sacolco”), Glowing Green Minerals Ltd. (“Glowing”), and its 60% owned subsidiary Qasim Mining Enterprises Ltd. (“QMEL”).  These consolidated financial statements also include the accounts of the wholly owned subsidiaries of Sacolco, Impro Metals (Pty) Ltd. and Sachemco (Pty) Ltd.  All significant inter-company balances and transactions have been eliminated.

During the year ended September 30, 1998, the Company determined that it was not feasible to continue the operations of Sacolco, Glowing, and QMEL.  Consequently, all net assets and related costs were written-off to operations (Note 10).

(b)

Translation of Foreign Currencies

The monetary assets and liabilities of the Company that are denominated in foreign currencies are translated at the exchange rate at the balance sheet date.  Revenue and expenses are translated at the exchange rate prevailing at the transaction date.  Exchange gains and loss arising on translation are included in the interim consolidated statements of operations.

All of the Company’s foreign subsidiaries are integrated with the Company and translated using the temporal method.  Under this method, monetary assets and liabilities are translated at the rate of exchange at the balance sheet date.  Non-monetary assets and liabilities are translated at exchange rates prevailing at the transaction date.  Gains and losses arising from restatement of foreign currency monetary assets and liabilities at each period end are included in earnings.

(c)

Notes Receivable

Notes receivable are stated at the principal amount outstanding or at the Company’s acquisition costs plus accrued interest.

Interest income is recorded on an accrual basis except on notes receivable classified as impaired.  Notes receivable are classified as impaired when there is no longer reasonable assurance as to the ultimate collectability of contractual principal or interest or when the interest or principal is 90 days past due, unless the note receivable is both well secured and in the process of collection.  Notes receivable that are determined to be impaired are valued at the lower estimated realizable amount based on the present value at the lower of expected future cash flows discounted at the interest rate inherent in the original note receivable or, at the fair value of the security underlying the note receivable less disposition costs.

When a note receivable is classified as impaired, recognition of interest in accordance with the contractual terms of the note receivable ceases.  Income on impaired notes receivable is reported as the change in the net present value of future cash flows.  Notes receivable are restored to an accrual basis when principal and interest payments are current and there is no longer any reasonable doubt as to ultimate collectability.

(d)

Financial Instruments

The fair value of cash, accounts receivable, accounts payable and accrued liabilities, and amounts due to and from related parties approximate their carrying value due to the relatively short periods to maturity of these financial instruments.

(e)

Investments

The Company accounts for its investments in affiliated companies over which it has significant influence on the equity basis of accounting, whereby the investments are initially recorded at cost, adjusted to recognize the Company’s share of earnings or losses of the investee company, and reduced by dividends received.  Declines in market value below costs are recognized when such declines are considered to be other than temporary.

(f)

Capital Assets

Capital assets are carried at cost less accumulated amortization.  Amortization is calculated using the declining balance method at the following annual rates:

Office equipment

20%

Computer equipment

30%

In the year of acquisition, amortization is recorded at one half the normal rate, and no amortization is recorded in the year of disposition.

(g)

Income/(Loss) Per Share

Income/(loss) per share amounts have been calculated based on the weighted average number of shares outstanding during the year.  The weighted average number of shares outstanding during the period was 9,489,939 (31Dec01 – 9,489,939).

The Company uses the treasury stock method of calculating fully diluted per share amounts whereby any proceeds from the exercise of stock options or other dilutive instruments are assumed to be used to purchase common shares at the average market price during the period.  The assumed conversion of outstanding common share options has an anti-dilutive effect in the periods presented.

(h)

Uses of Estimates

The preparation of consolidated financial statements requires the Company’s management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and related notes to the consolidated financial statements.  Actual results may differ from those estimates.

(i)

Income Tax

Income taxes are accounted for using the future income tax method.  Under this method income taxes are recognized for the estimated income taxes payable for the current year and future income taxes are recognized for temporary differences between the tax and accounting bases of assets and liabilities and for the benefit of losses available to be carried forward for tax purposes that are likely to be realized.  Future income tax assets and liabilities are measured using tax rates expected to apply in the years in which the temporary differences are expected to be recovered or settled.

Tax benefits arising from past losses and unused resource pools have not been recorded due to uncertainty regarding their utilization.

(j)

Stock Based Compensation

The Company approved purchase options that are detailed in note 7.  No compensation expense is recognized for this plan when shares or share purchase options are issued.  Any consideration paid on the exercise of share purchase options or purchase of shares is credited to share capital.  If stock or stock options are repurchased, the excess of the consideration paid over the carrying amount of the stock or stock option cancelled is charged to deficit.

3.

DUE TO/FROM RELATED PARTIES

Amounts due to the President of the Company, amounts due to and from corporations controlled by the President of the Company, and amounts due to a relative of the President of the Company are unsecured, accrue no interest, and have no fixed terms of repayment.

4.

CAPITAL ASSETS

	Cost	Accum Amort	31Dec02 Net Book Value	30Sep02 Net Book Value

Office equipment	$ 5,222	$ 4,624	$ 598	$ 630
Computer equipment	26,314	21,532	4,782	5,169

	$ 31,536	$ 26,156	$ 5,380	$ 5,799

5.

LOANS FROM RELATED PARTIES

	December 31, 2002	September 30, 2002

Companies with common directors
Loan payable bearing interest at prime plus 3% per annum	$ 199,220	$ 195,434
Loan payable bearing interest at 10% per annum	18,208	17,764

President
Loan payable bearing interest at 10% per annum	285,171	278,216

Relatives of the President
Loan payable bearing interest at 10% per annum	46,413	45,300
Loan payable bearing interest at 10% per annum	13,448	13,120

	$ 562,460	$ 549,834

6.

RECOVERY OF SUBSIDIARIES

	December 31, 2002	December 31, 2001

Recoveries from subsidiary assets previously written-off	$ 131,322	$ -

By a Lease Agreement dated August 1, 2002, commencing August 15, 2002, the Company granted Broken Hill Minerals Limited (“BHM”), of Zambia, a lease over plant, equipment and premises located at Kabwe, Zambia for a period of 24 months for a rental of US$12,000 per month.  In addition, the Company granted BMH an option to purchase the plant on or before August 1, 2004 for consideration of US$6,500,000.

The Company received US$24,000 (CDN$36,522) as a security deposit.  The deposit, plus interest was repayable at the end of the lease.  The Lease Agreement is in default.  All monies received, including the security deposit, have been included in income as a recovery from subsidiary assets previously written-off.

The plant, premises and equipment were written-off by the Company during the year ended September 30, 1998.

7.

SHARE CAPITAL

(a)

Common Shares

The authorized share capital of the Company consists of 20,000,000 common shares without par value.

The Company has issued 9,489,939 common shares of its capital shares as at December 31, 2002.

(b)

Stock Options

The Company currently has no formal long-term incentive plans other than incentive stock options granted from time to time by the Board of Directors.

The following is a summary of the status of the Company’s stock option:

	December 31, 2002		September 30, 2002
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price

Options outstanding,
Beginning of period	195,000	US$ 2.00	510,000	US$ 1.75
Forfeited/cancelled	-	-	(315,000)	1.60

Options outstanding,
end of period	195,000	US$ 2.00	195,000	US$ 2.00

As at December 31, 2002, the Company had outstanding stock options to acquire 195,000 shares at a price of US$2.00 on or before August 22, 2003.  There have been no changes in the status of the Company’s stock options since September 30, 2002.

(c)

Warrants

As at December 31, 2002, the Company had outstanding common share purchase warrants exercisable to acquire 2,000,000 common shares at a price of US$0.30 per common share on or before June 26, 2003.  There have been no changes in the status of the Company’s warrants since September 30, 2002.

8.

RELATED PARTY TRANSACTIONS

During the period ended December 31, 2002 the Company entered into the following transaction with related parties:

(a)

Accrued interest of $12,627 (31Dec01 - $2,602) on loans payable to the President of the Company, two relatives of the President of the Company, and companies with common directors (see Note 5).

(b)

Incurred management fees of $7,500 (31Dec01 - $7,500) to a company controlled by the President of the Company.

These transactions have been in the normal course of operations and, in management’s opinion, undertaken with the same terms and conditions as transactions with unrelated parties.

9.

SEGMENTED INFORMATION

The Company’s only reportable segment during the period ended December 31, 2002 and the year ended September 30, 2002 has been the pursuing and evaluating of potential business ventures in the hi-tech field.  All operations take place in Canada.

10.

CORPORATE INCOME TAX

The Company has incurred non-capital losses of approximately $3,474,000 which may be applied to reduce taxable income in future years.  These non-capital losses will expire through 2009.

In addition, the Company has net capital losses of approximately $10,918,000 which may be applied against taxable capital gains in the future.  These net capital losses may be carried forward indefinitely.

Also, the Company has available certain exploration and development expenditures to reduce taxable income of future years.

Future tax benefits which may arise as a result of these losses have not been recognized in these financial statements as they are not considered likely to be realized.

11.

CONTINGENCIES

Potential legal claims may exist between the Company and certain previous holders of the Company’s convertible debentures related to certain obligations under the conversion terms of the convertible debentures.  In management’s opinion, these claims are without merit and consequently no provision has been made for these claims in these interim consolidated financial statements.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

GLOBETECH VENTURES CORP.

By: /s/ Dilbagh Gujral

Dilbagh Gujral, President

By: /s/ C. Allan Brant

C. Allan Brant, Director